Exhibit 23.6

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-184456) and in the related Prospectus of Acadia Healthcare Company, Inc. for the registration of shares of its common stock of our report dated June 24, 2011, except for Note 8 as to which the date is August 18, 2011, with respect to the consolidated financial statements of HHC Delaware, Inc. and Subsidiary included in this Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee
December 3, 2012